CONSENT RESOLUTION

OF THE BOARD OF DIRECTORS OF

ORGENESIS, INC.

(the “Corporation”)

The undersigned, being all of the members of the board of directors (the “Board”) of the Corporation, a Nevada corporation, does hereby consent to the adoption of, and do hereby adopt, the following resolutions with the same force and effect as if adopted at a meeting of the Board duly called and held pursuant to Section 78.315(2) of the Nevada Revised Statutes and pursuant to the bylaws of the Corporation effective as of December 23 , 2013.

CHANGE OF OFFICER

WHEREAS:

A. Sav DiPasquale has resigned as Chief Executive Officer and President effective December 23, 2013; and

B. Vered Caplan has agreed to act as interim Chief Executive Officer and President effective December 23, 2013.

RESOLVED THAT:

1.	The resignation of Sav DiPasquale as an officer of the Corporation be and are hereby accepted.

2.	Vered Caplan be and is hereby appointed as interim Chief Executive Officer and President of the Corporation.

3.	Any one director or officer of the Corporation be and is hereby authorized and directed, as the “Authorized Signatory” of the Corporation, to:

(a)

execute and deliver for and on behalf of the Corporation, under the common seal of the Corporation or otherwise, such other instruments and documents of any kind whatsoever in such form and with such amendments or variations as such Authorized Signatory deems necessary, appropriate or expedient in the circumstances, and

(b)

do or cause to be done all such other acts or things for or on behalf of the Corporation as may be, in such Authorized Signatory’s sole discretion, necessary, appropriate or expedient in the circumstances, for the purpose of giving effect to these resolutions and the completion of the matters contemplated herein, and the execution and delivery by the Authorized Signatory of any agreement, direction, certificate, acknowledgement or other document of any kind whatsoever in the name of or on behalf of the Corporation in connection with any transaction or matter contemplated by these resolutions shall be binding on the Corporation and shall be conclusively presumed to be the act of the Corporation.

4.

These resolutions may be executed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of these resolutions by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”), shall be equally effective as delivery of a manually executed counterpart hereof. Notwithstanding the date of execution of these resolutions by the undersigned, these resolutions shall be deemed to be executed as of the date set forth above.

/s/ VERED CAPLAN	/s/ GUY YACHIN
VERED CAPLAN	GUY YACHIN

/s/ YARON ADLER	/s/ ETTI HANOCHI
YARON ADLER	ETTI HANOCHI

/s/ DAVID SIDRANSKY
DAVID SIDRANSKY